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                                                                    EXHIBIT 10.2

DEBEVOISE & PLIMPTON LLP                                919 Third Avenue
                                                        New York, NY 10022
                                                        Tel 212 909 6000
                                                        Fax 212 909 6836
                                                        www.debevoise.com

September 28, 2004

Seth Levine, Esq.
Assistant United States Attorney
United States Attorney's Office
One Pierrepont Plaza
Brooklyn, NY  11201

                            WHITEHALL JEWELLERS, INC.

Dear Mr. Levine:

      We write on behalf of our client, Whitehall Jewellers, Inc. ("Whitehall" or the "Company"): (1) to describe the remedial measures which either have been implemented, or will be implemented by Whitehall, as a result of its internal investigation relating to Whitehall's relationship with Cosmopolitan Gem Corp. and Joshua Kestenbaum; and (2) to describe the restitution and other payments which Whitehall plans to make upon execution of a non-prosecution agreement with your Office.

Remedial Measures

      Since the commencement of its internal investigation, Whitehall has taken extensive measures to further its commitment to maintaining a corporate culture driven by ethical conduct and compliance with the laws. The Company has: (1) terminated the employment of all personnel it determined, following an internal investigation, to have engaged in misconduct; (2) hired an Internal Audit Director and authorized the hiring of a General Counsel; (3) committed to hiring and has engaged a search firm to recruit a President and COO with significant public company experience; (4) taken measures to

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Seth Levine, Esq.                      2                      September 28, 2004

continue to increase the Board's independence; (5) instituted a comprehensive compliance program; and (6) implemented numerous policies, procedures, and controls to address issues identified in the internal investigation. In short, Whitehall has strengthened and codified its culture of compliance and business ethics, encouraged all employees to conduct the Company's business activities according to the highest ethical standards, and taken measures to increase management's compliance and financial reporting expertise.

      A.    Termination of Certain Personnel

      In the midst of the internal investigation, Whitehall's Board and management acted swiftly to terminate the employment of all personnel it determined had engaged in misconduct. Both Jon Browne and Lynn Eisenheim were placed on leave almost immediately after the Company became aware of circumstances which suggested that they had engaged in misconduct. Neither was permitted to continue to conduct Company business after they were placed on a leave of absence. Then, after the investigation had further progressed, Browne and Eisenheim were promptly terminated.

      B.    Personnel Changes Relating To Compliance And Accounting

      In addition to terminating certain employees, Whitehall also has committed to making personnel changes to enhance its focus on compliance with laws and regulations, and to ensure that any future wrongdoing is more promptly detected. First, in March 2004, the Company hired an Internal Audit Director, a certified public accountant ("CPA"), who reports directly to the Audit Committee of the Board, with additional dotted line reporting to the Chief Executive Officer. The Internal Audit Director is responsible for, among other things, evaluating the Company's financial data, internal controls, department procedures, and compliance with regulatory rules and regulations and Company policies.

      Second, the Board has authorized the hiring of a full-time General Counsel to oversee all legal matters. Once appointed, the General Counsel also is expected to assume the role of Chief Corporate Compliance Officer, and thus oversee the compliance program and any disciplinary activity arising out of that program. Having an on-site General Counsel will no doubt solidify the Company's focus on legal and regulatory compliance. The Company expects that the General Counsel will be hired in the coming months.

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Seth Levine, Esq.                      3                      September 28, 2004

      In addition, the Company has made personnel additions which have enhanced its financial reporting and compliance. In particular, the Company has hired two additional CPAs to work in the accounting department. One of those CPAs manages the general ledger department. The other CPA is responsible for assisting the Vice President-Controller and Chief Financial Officer in completing the Company's compliance with Section 404 of the Sarbanes-Oxley Act, which requires that the Company make certain assessments and document its internal controls by January 31, 2005. These CPAs have increased the level of accounting expertise at the Company.

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Seth Levine, Esq.                      4                      September 28, 2004

      C.    Other Personnel and Board Changes

      In addition to the above-noted personnel changes, the Company also is in the process of making additional management and Board changes to improve the Company's overall management structure and to increase Board independence. In the coming months, the Company intends to hire a President and Chief Operating Officer ("COO"). The new President and COO will report to Hugh Patinkin, who will continue to serve as Chairman and CEO. The Company has retained a search firm and is seeking an individual for President and COO who has substantial public company financial experience. As currently anticipated (and subject to finding the appropriate person for the position), certain Executive Vice Presidents, including the Chief Financial Officer, will report directly to the President and COO to further strengthen Whitehall's management.

      Moreover, the Company's Board has reduced the number of management directors, increased the proportion of Board members who are independent outside directors, and intends, in due course, to add additional financial and regulatory expertise to the Board. First, in January 2004, John Desjardins and Matthew Patinkin resigned as Board members. The sole reason for these resignations was to increase the proportion of Board members who are independent outside directors. Currently, the Board numbers five, with only one management director -- Hugh Patinkin. Second, the Board's current intention is to attempt to add two additional independent outside directors. To fill these two Board positions, the Board will attempt in due course to recruit one Board member with significant legal or regulatory experience, and another Board member with a significant financial background. The Board is in the process of hiring a search firm to assist in this search for additional Board members. The Board's success in recruiting individuals with these skills will enhance the Company's focus on compliance and financial reporting issues.

      D.    Compliance Program

      Besides new personnel, Whitehall has already implemented a comprehensive compliance program aimed at ensuring that Whitehall employees are sensitive to ethical and regulatory issues, are imbued with an understanding of the need to report any ethical or legal concerns, and are provided with the means and protection necessary to facilitate such reporting. The program includes several components:

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Seth Levine, Esq.                      5                      September 28, 2004

            1. Code of Conduct: Whitehall's Board has adopted a Code of Conduct (the "Code") which summarizes the principles of conduct that are expected from all employees and directors to ensure that Whitehall's business is conducted with integrity and in compliance with the law. The Code generally requires that employees comply with the law and act ethically, including that they: (a) comply with insider trading laws, (b) reduce the likelihood of conflicts of interest, (c) abide by confidentiality obligations, (d) properly use Company assets, (e) ensure the accuracy of financial statements, and (f) report illegal or unethical conduct or conduct not in compliance with Company policy. All active employees have certified compliance with the Company's Code of Conduct. New employees must certify in writing their awareness of the Code upon commencement of their employment, and continuing employees must certify in writing their awareness and compliance annually.

            2. Appointment of a Chief Corporate Compliance Officer: The Board has appointed a Chief Corporate Compliance Officer, who will oversee the development, implementation, and operation of the Compliance Program, including the enforcement of policies and training programs. John Desjardins has been appointed the Chief Corporate Compliance Officer until the hiring of a General Counsel, who is expected to then assume those responsibilities.

            3. Appointment of Divisional Compliance Officers: The Company has appointed compliance officers for numerous functional areas of the Company to address particular compliance issues arising out of those functional areas and to serve as a conduit for ethical or legal concerns raised by employees. Each of these Divisional Compliance Officers serves on the Compliance Committee, which assists the Chief Corporate Compliance Officer with the implementation and operation of the compliance program. The Divisional Compliance Officers currently include: the Senior Vice President of Merchandise Control, the Vice President for Loss Prevention, the Vice President-Controller, the Vice President for Human Resources, and the Internal Audit Director.

            4. Reporting Hotline: The Company has contracted with an outside vendor to provide an 800-number reporting hotline. The hotline provides employees with an additional avenue for reporting ethical or legal concerns through a forum outside of the Company's management hierarchy. The service was operational starting January 5, 2004.

            5. Whistleblower Protection Policy: The Company has implemented a policy which protects employees who raise ethical and legal concerns from retaliation as a result of such reporting.

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Seth Levine, Esq.                      6                      September 28, 2004

            6. Compliance Training: The Company has begun a training program through which employees are educated about the Code of Conduct and the reporting mechanisms for ethical or legal misconduct. The program is designed to reinforce the message to Whitehall personnel that misconduct will not be tolerated and that employees are required to report such misconduct immediately. By February 2004, all employees attended a training session on these matters (store employees received the training through video presentations), and had certified their participation in the training. Top management, as well as Company attorneys and members of E&Y, have conducted the training. In addition, all new employees will receive such training through a video presentation as part of their new employee orientation. Follow-up training sessions will also be held at least annually for all employees.

      E.    New Policies and Procedures

      In addition to a compliance program, the Company also has implemented specific policies designed to respond to some of the concerns raised by the internal investigation. These include:

            1. Revised Gift Policy: In November 2003, the Board adopted a revised gift policy, which prohibits solicitation or receipt by Company employees of gifts worth a total of more than $50 from any vendor during a calendar year. The policy also places limits on the amount and nature of employee entertainment expenses that can be paid by Company vendors, requiring that: (a) such entertainment be limited to meals and industry business functions, (b) that only the employee and his or her spouse or domestic partner be permitted to attend these meals or industry business functions, and (c) the entertainment be reasonable in light of the nature of the vendor and the seniority level of the employee. The policy also requires quarterly reporting of all entertainment received by Company employees, and annual certification of compliance with this policy by all officers and supervisors. All vendors were notified of the gift policy in advance of the holiday season to ensure that their gifts complied with the policy. Vendors have been and will be notified of the policy annually to ensure compliance with Company policy. Moreover, the Company will modify its standard Vendor Trading Agreement to incorporate the gift policy.

            2. Prohibition of On Account Payments: In September 2003, the Company prohibited all on account payments. Accordingly, all check payments to vendors now must be accompanied by a remittance advice identifying the invoices and credit memos covered by that check. Remittance advices relating to wire transfers must be sent to the vendor by fax contemporaneously with the wire transfer. In order to verify that this process is followed, each packet of invoices and/or credit memos supporting a

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Seth Levine, Esq.                      7                      September 28, 2004

payment is reviewed by an individual outside of the accounts payable process prior to payment being sent.

            3. Vendor Approval Process: The Company has implemented a vendor approval policy which will ensure that, among other things, new vendors are appropriately screened, and are, based upon the information available, financially sound and operating ethically. The policy provides for a background and credit check on each new and existing merchandise vendor. The existing vendors all will be screened in a cycle over the course of the year. Once that cycle is complete, each vendor will be required to certify annually its familiarity and compliance with Whitehall's Code of Conduct and its gift policy, as well as other elements of the Company's Vendor Trading Agreement. In addition, the approval process will identify whether the vendor uses a factor to secure its receivables, and if so, identify the specifics of the arrangement between the vendor and the factor.

            4. Vendor Statement Reconciliation Process: The Company has made substantial improvements to its vendor statement reconciliation process. The Company hired a new Supervisor of Inventory Reconciliation Control (who began work on December 8, 2003). Under new procedures adopted in November 2003, the supervisor must review the vendor statement reconciliation for the Company's top ten vendors at least once every two months, and report any material discrepancies between vendor statements and Whitehall records, in appropriate cases, to more senior Whitehall management. Further, the Company has adopted a new format for the reconciliations, which attempts to make the results of the reconciliations more understandable, and is in the process of making additional improvements in the reconciliation process.

            5. Disbursement and Cash Management Controls: In October 2003, the Company implemented improvements to its controls on disbursements and its cash management procedures. For example, checks are not generated until they are ready to be sent to vendors. Similarly, tighter controls have been placed on actual disbursements, with strict enforcement of the pre-existing policy requiring two signatures for disbursements over $20,000. In addition, the cash requirements report, which documents open invoices and credit memos, is reviewed on a regular basis by the Vice President-Controller and the CFO to ensure that invoices and credit memos are being applied promptly.

            6. Formalized Procedures For Communicating With Factors: In October 2003, the Company implemented formalized procedures for communicating with vendor factors. All day-to-day communication with such factors (except for incidental contact) must be conducted through the Company's Vice
President-Controller or another

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Seth Levine, Esq.                      8                      September 28, 2004

employee designated by the Chief Financial Officer. Further, factors are notified promptly of any material discrepancies between vendor or factor statements, and Whitehall records. When factors make requests for information, Company policy requires that those requests are processed promptly and accurately.

            7. Buyout Approval Procedures: In November 2003, the Company implemented additional procedures for approving consignment buyouts. Prior to committing the Company to any buyouts, buyers must complete a form identifying the merchandise being purchased and the business justification for the purchase, as well as the vendor's stated justification for the buyout. Any buyouts over $50,000 require prior written approval of the Executive Vice President, Merchandising, and the Chief Financial Officer. In addition, the Company has created a monthly report, circulated to all appropriate personnel, which lists all conversions between consignment and asset inventory from the prior month.

            8. Purchasing Commitment Approval Procedures: As of November 2003, all purchases or purchase commitments in excess of $1 million must be approved by the Executive Vice President, Merchandising and the CFO. In addition, the Company has implemented a policy which provides for approvals by appropriate executive officers for certain purchase commitments for amounts below $1 million.

            9. Accelerated Payment Approval Procedures: As of December 2003, all payments to vendors prior to an invoice due date must be approved by three individuals: (1) the Vice President-Controller or Senior Vice President of Finance; and (2) two other executive officers (Executive Vice Presidents, COO or CEO). The documentation supporting those approvals must identify the amount of the payment, the amount of the discount, a description of how the discount was determined, and an explanation of the business purpose for the early payment. In addition, in February 2004, the Company began the circulation of a monthly report to all appropriate individuals, listing all accelerated payments made to vendors in the prior month.

            10. Controls on Re-PLUing Activity: Starting January 2004, the Information Technology Department has been generating a monthly report of all new PLU or product identification numbers created in the prior month. That list is reviewed by the Loss Prevention Department to verify that there is a legitimate reason for assigning a new PLU number.

Restitution and Other Payments

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Seth Levine, Esq.                      9                      September 28, 2004

      Upon execution by all parties of a non-prosecution agreement with your Office, the Company intends to enter into a settlement agreement with Capital Factors, under which Whitehall will pay Capital Factors approximately $10,847,000 - a figure which includes full restitution to Capital Factors for all losses which may have resulted to Capital Factors from any actions taken by Whitehall or any of its officers or employees. The agreement will also provide that Whitehall will make such payments to Capital Factors on the following schedule: (a) $7,847,000 in cash within five business days following the closing of the agreement; and (b) the remaining $3 million in cash to be paid by December 23, 2004. In addition, under the settlement agreement, Capital Factors will assign to Whitehall all of its rights with respect to: (a) payables due to Colorcast or Cosmopolitan, which currently amount to approximately $1 million (approximately $1 million of which is currently on deposit in Friedman, Kaplan, Seiler & Adelman's attorney trust account); and (b) consignment goods provided by Colorcast or Cosmopolitan, which currently amount to approximately $1,276,000 worth of goods. In addition, under the agreement, Capital Factors and Whitehall will mutually release each other from any claims relating to Whitehall's actions in connection with Cosmopolitan, Colorcast or Joshua Kestenbaum, and Capital Factors will agree to a dismissal of its pending civil suit.

      In addition, upon execution by all parties of a non-prosecution agreement with your Office, the Company intends to enter a settlement agreement with International Diamonds LLC/Astra ("International"), under which Whitehall would pay International $1.93 million. Under this settlement agreement, International and Whitehall will mutually release each other from any claims, and International will agree to a dismissal of its pending civil suit.

      Finally, the Company has deposited in three safe deposit boxes consignment goods originally provided to Whitehall by Ultimo, which currently amount to approximately $1,446,985 worth of consignment goods. The Company intends to deposit these goods with an escrow agent approved or appointed by the New York State Supreme Court, New York County, once such an agent is approved or appointed by the court, or, if no such agent is appointed, will transfer these goods from the safe deposit boxes solely upon and pursuant to an order of the New York State Supreme Court, New York County. In addition, it is understood that Whitehall has already deposited into Friedman, Kaplan, Seiler & Adelman's attorney trust account the proceeds of Ultimo consignment goods, which currently amount to approximately $558,017 in cash. Such funds shall be paid from this account solely upon order of the New York State Supreme Court, New York County.

      Finally, upon execution by all parties of the non-prosecution agreement with your Office, the Company shall pay $350,000 by certified check or bank cashier's check to the United States Postal Inspection Service Consumer Fraud Fund.

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Seth Levine, Esq.                      10                     September 28, 2004

Conclusion

      As demonstrated by these numerous measures, the Company has taken real and substantial steps towards improving its procedures to address issues raised by the Company's internal investigation. Further, the Company is continuing to evaluate other processes to ensure that its internal controls prevent employee misconduct. Finally, the Company is making full restitution for any losses which may have resulted to Capital Factors from any actions taken by Whitehall or any of its officers or employees.

      Please let me know if you would like any additional information.

                                        Sincerely yours,
                                        /s/Andrew Ceresney

                                        Bruce E. Yannett
                                        Andrew Ceresney